Exhibit 3.1

Principl Solar, Inc. Certificate No. Speciman cusip no. 74255T202 speciman only - not negotiable countersigned national securities administrators ltd k. bryce toussaint, interim chief executive officer for value received the undersigned hereby sells, assigns and transfers unto _____ inert the name and address of transferree represented by this certificate and does here by irrevocably constitute and appoint ____ of the undersigned to transfer the said shares on the books of the Company with full power of substitution in the premises dated ___ signature of shareholder signature of guarantor

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